Exhibit 10.6

INFORMATION AND ACCESS AGREEMENT

DATED AS OF DECEMBER 16, 2025

BETWEEN

MEDLINE INC.

AND

HUX INVESTMENT PTE. LTD

ii

INFORMATION AND ACCESS AGREEMENT

This Information and Access Agreement is entered into as of December 16, 2025 between Medline Inc., a Delaware corporation (the “Company”), and each of the other parties from time to time party hereto.

RECITALS:

WHEREAS, the Company is effecting an underwritten initial public offering (“IPO”) of shares of its Class A Common Stock (as defined below); and

WHEREAS, in connection with the IPO, the Company and the Designating Stockholders (as defined below) wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof; provided, however, that notwithstanding the foregoing, an Affiliate shall not include any Portfolio Company of any Person or the Designating Stockholders and neither the Company nor any of its Affiliates shall be deemed an Affiliate of the Designating Stockholder or its Affiliates or Portfolio Companies.

“Agreement” means this Information and Access Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of New York, the State of Illinois or the State of California are authorized by law to close.

“Class A Common Stock” means shares of class A common stock, par value $0.0001 per share, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Class B Common Stock” means shares of class B common stock, par value $0.0001 per share, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Closing Date” means the date of the closing of the IPO.

“Common Stock” means collectively, the shares of Class A Common Stock and Class B Common Stock.

“Common Units” has the meaning set forth in the LP Agreement.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any information concerning the Company or its Subsidiaries that is furnished after the date of this Agreement by or on behalf of the Company or its designated representatives to a Designating Stockholder or its designated representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(i) that is or has become publicly available other than as a result of a disclosure by a Designating Stockholder or its designated representatives in violation of this Agreement;

(ii) that was already known to a Designating Stockholder or its designated representatives or was in the possession of a Designating Stockholder or its designated representatives prior to its being furnished by or on behalf of the Company or its designated representatives;

(iii) that is received by a Designating Stockholder or its designated representatives from a source other than the Company or its designated representatives, provided, that the source of such information was not actually known by a Designating Stockholder or designated representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company; or

(iv) that was independently developed or acquired by a Designating Stockholder or its designated representatives or on its or their behalf without the violation of the terms of this Agreement.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Designating Stockholders” means the entities listed on the signature pages hereto under the heading “Designating Stockholders” and each Person that executes a joinder agreement pursuant to Section 6.5(b) as a Permitted Transferee.

“Designating Stockholder Representative” means the Designating Stockholder, or any group of Designating Stockholders collectively, then holding of record a majority of Total Outstanding Securities held of record by all Designating Stockholders.

“Director” means any director of the Company from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Exchange Agreement” means the Exchange Agreement, dated on or about the date hereof, by and among the Company, Medline Holdings and the holders of Units party thereto, as the same may be amended from time to time.

“Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. and other federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Information” has the meaning set forth in Section 3.1 hereof.

“IPO” has the meaning set forth in the Recitals.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“LP Agreement” means the Second Amended and Restated Limited Partnership Agreement of Medline Holdings, dated on or about the date hereof, as such agreement may be amended and/or restated from time to time.

“Medline Holdings” means Medline Holdings, LP, a Delaware limited partnership.

“NewCo” has the meaning set forth in Section 4.2 hereof.

“Non-Recourse Party” has the meaning set forth in Section 6.16 hereof.

“Permitted Transferee” means, generally, with respect to any Designating Stockholder: (i) that is not a natural person, any Affiliate of such Designating Stockholder or any investment fund, vehicle or similar entity of which such Designating Stockholder or an Affiliate, advisor or manager of such Designating Stockholder serves as the general partner, manager or advisor (but excluding any Portfolio Company of the foregoing); or (ii) that is a natural person or a trust for the benefit of one or more natural persons, (x) upon the death of such Designating Stockholder, any other Person to whom such shares of Common Stock of such Designating Stockholder are transferred pursuant to the applicable laws of descent and distribution and (y) such Designating Stockholder’s Family Members and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such natural person and/or such natural person’s Family Members; provided, that no “benefit plan investor” within the meaning of Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended, may be a Permitted Transferee; provided, further, such Permitted Transferee agrees to become party to, and be bound to the same extent as its transferor, by the terms of this Agreement.

“Person” means an individual, a partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, bank trust company, land trust, business trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Portfolio Company” has the meaning set forth in the LP Agreement.

“Restated Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, dated on or about the date hereof, as such certificate may be amended and/or restated from time to time.

“Registration Rights Agreement” means the Registration Rights Agreement by and among the Company and the other parties thereto, dated on or about the date hereof, as such agreement may be amended and/or restated from time to time.

“Restricted Information” means (i) any specific direct or indirect contracts between the Company and its Subsidiaries and any branch or agency of the United States government involved in the performance of national security (including homeland security) or intelligence functions, including but not limited to, any statements of work and any technical or other specifications related to such contracts received or used by the Company and its Subsidiaries, (ii) any “material non-public technical information” within the meaning of 31 C.F.R. § 800.232 of the Company and its Subsidiaries, or any (iii) “sensitive personal data” within the meaning of 31 C.F.R. § 800.241 in the Company’s and its Subsidiaries’ possession; provided that “Restricted Information” shall not include (a) customer and employee analytics provided on an aggregated, anonymized and deidentified basis only for so long as the provision of such analytics does not result in a violation of law, or otherwise require any filings with any Governmental Authority, or (b) summary information presented on an aggregated basis reporting on the financial performance of the Company and its Subsidiaries or any of the Company’s and its Subsidiaries’ government or public sector business.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall (a) be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or (b) Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of directors comprising the Board from time to time.

“Total Outstanding Securities” means, at any time, the total number of outstanding shares of Class A Common Stock, plus the number of shares of Class A Common Stock that would be outstanding assuming all holders of Common Units other than the Company or any wholly owned subsidiary of the Company had exchanged such Common Units for shares of Class A Common Stock pursuant to the Exchange Agreement.

“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require. For the avoidance of doubt, it is understood that a Permitted Pledge (as such term is defined in the LP Agreement) shall not be a Transfer and the bank or financial institution in respect of whom the Permitted Pledge is made shall not be treated as a transferee or entitled to any rights under this Agreement as a result of such Permitted Pledge or any foreclosure thereunder.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

ARTICLE II.

CORPORATE GOVERNANCE MATTERS

2.1 Observer. For so long as the Designating Stockholders and their Affiliates collectively Beneficially Own at least 5% of the Total Outstanding Securities, the Designating Stockholder Representative may, in its sole discretion, elect to designate one (1) non-voting observer to attend meetings of the Board. For the avoidance of doubt, any non-voting observer designated by the Designating Stockholder Representatives shall not constitute a Director of the Company. Except to the extent that the Board determines in its reasonable discretion and based on the advice of counsel (which may include in-house counsel) that the receipt of such materials would prevent the Company from asserting attorney-client privilege, in which case, the Board may restrict such non-voting observer’s access from only the portion of the materials or consent discussing such matter, such non-voting observer shall receive at the same time and in the same manner as the Directors copies of all materials (including copies of all resolutions, consents and meeting minutes) given to Directors in connection with any meetings of the Board and if the Board proposes to act by consent in lieu of a meeting, the Company shall provide such non-voting observer at the same time and in the same manner with copies of the form of consent and all materials given to any Director in connection with such action. Notwithstanding the foregoing, the non-voting observer shall have the right to: (A) be notified of (on the same terms as a Director) and the right to be present for all meetings of the Board and each committee thereof; provided that the non-voting observer may be required by the Board to temporarily leave the applicable portion of a meeting of the Board (or applicable committee) if the Board determines in its reasonable discretion after consultation and based on the advice of counsel (which may include in-house counsel) that the presence of the non-voting observer in any applicable portion of such meeting would prevent the Company from asserting attorney-client privilege with respect to such matter under consideration, would violate the terms and conditions of confidentiality agreements with third parties, or applicable law, or if meeting discussion relates to a subject in which the non-voting observer or the Designating Stockholder Representative has an interest, in which case, the Board may restrict such non-voting observer’s presence only from the portion of the Board meeting discussing such matter; and (B) to be provided copies of all written materials provided to the Directors and members of each committee of the Board and any and all resolutions relating to actions taken by the Board (and each committee thereof) by written consent; provided that to the extent the Board determines in its reasonable discretion and based on the advice of counsel (which may include in-house counsel) that receipt of any such written materials or written consent (or portion thereof) relates to a subject in which the non-voting observer or the Designating Stockholder Representative has an interest or would violate the terms and conditions of confidentiality agreements with third parties, or applicable law, in which case, the Board may restrict such non-voting observer’s access from the portion of the written materials or written consent discussing such matter. Notwithstanding the foregoing and anything in this paragraph to the contrary, non-voting observers shall not be permitted to attend any discussions of independent directors held in executive session, unless the then-presiding independent director determines otherwise. In the event that the non-voting observer is excluded from any portion of any meeting of the Board (or any committee thereof) or is precluded from receipt of any materials or written consents of the Board (or any committee thereof) for any reason, the Board shall deliver a written notice of such exclusion or withholding to the Designating Stockholders, which notice shall describe in reasonable detail the basis for such each such exclusion or withholding.

2.2 Compensation. All non-voting observers will be entitled to reimbursement for documented, reasonable out of-pocket expenses incurred in attending meetings of the Board (including any committee thereof).

2.3 Board Committees. For so long as the Designating Stockholder Representative is entitled to designate a non-voting observer pursuant to Section 2.1 hereof, to the extent permitted by Law, the Certificate of Incorporation and the rules of any stock exchange on which the Class A Common Stock is listed for trading, the Designating Stockholder Representative shall have the right, but not the obligation, to designate (or cause to be designated) 1 non-voting observer to each committee of the Board, other than the Litigation Demand Committee.

ARTICLE III.

INFORMATION

3.1 Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles. The Company shall, and shall cause its Subsidiaries to, (a) permit the Designating Stockholders and their respective designated representatives (or other designees), at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary and (b) provide the Designating Stockholders all information of a type, at such times and in such manner as is consistent with the Company’s and its predecessor’s past practice or that is otherwise reasonably requested by such Designating Stockholders from time to time, including but not limited to the information set forth on Schedule A (all such information so furnished pursuant to this Section 3.1, the “Information”). Subject to Section 3.3, any Designating Stockholder (and any party receiving Information from a Designating Stockholder) who shall receive Information shall maintain the confidentiality of such Information. Notwithstanding the foregoing, the Company shall not be required to disclose any privileged Information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Designating Stockholders without the loss of any such privilege. The information rights pursuant to this Section 3.1 shall terminate at the time the Designating Stockholders and their Affiliates collectively Beneficially Own less than 1.0% of the Total Outstanding Securities. The Designating Stockholder may elect from time to time by written notice to the Company not to have such information rights for a predetermined period of time (which may be indefinite).

3.2 Certain Reports. Until such time as the Designating Stockholders and their Affiliates collectively Beneficially Own less than 1.0% of the Total Outstanding Securities, the Company shall deliver or cause to be delivered to the Designating Stockholders, at their request:

(a) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; and

(b) to the extent otherwise prepared by the Company, such other reports and information as may be reasonably requested by the Designating Stockholders;

provided, however, that in the cases of clauses (a) and (b), the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Designating Stockholders without the loss of any such privilege.

3.3 Confidentiality. Each Designating Stockholder agrees that it will, and will direct its designated representatives to, keep confidential and not disclose any Confidential Information; provided, however, that such Designating Stockholder and its designated representatives may disclose Confidential Information to any other Designating Stockholders, any other party to any Director Nomination Agreement (and the respective designees thereunder) or Information Rights Agreement entered into on or about the date hereof by the Company and any other party with similar designation or information rights and the Designating Stockholders’ designated non-voting observers, and to (a) its Affiliates and its Affiliates’ partners, members, stockholders, directors, managers, officers, employees, agents, attorneys, accountants, consultants, insurers, financing sources and other advisors in connection with such Designating Stockholder’s investment in the Company, (b) any Person, including a prospective purchaser of Common Stock or Common Units, as long as such Person has agreed, in writing, to maintain the confidentiality of such Confidential Information, (c) any of such Designating Stockholder’s or its respective Affiliates’ partners, members, stockholders, directors, managers, officers, employees, agents, attorneys, accountants, consultants, insurers, financing sources and other advisors in the ordinary course of business (the Persons referenced in clauses (a), (b) and (c), a Designating Stockholder’s “designated representatives”), (d) as the Company may otherwise consent in writing, (e) to the extent necessary in connection with the exercise of any remedy hereunder, or (f) to the extent that the Designating Stockholder or its designated representatives is required, in the good faith determination of such Designating Stockholder or designated representative, to disclose by applicable law, regulation or legal process, or upon the request or demand of any regulatory agency or authority having or claiming jurisdiction over such party or any of its properties or assets, provided, that such Designating Stockholder or designated representative takes reasonable steps to minimize the extent of any such required disclosure, provided, further, that no such steps to minimize disclosure shall be required where disclosure is made (i) in response to a request by a regulatory or self-regulatory authority or (ii) in connection with a routine audit or examination by a bank examiner or auditor and such audit or examination does not specifically reference the Company or this Agreement; provided, further, however, that each Designating Stockholder agrees to be responsible for any breaches of this Section 3.3 by such Designating Stockholder’s designated representatives.

3.4 Information Sharing. Each party hereto acknowledges and agrees that any non-voting observer may share any information concerning the Company and its Subsidiaries received by them from or on behalf of the Company or its designated representatives with each Designating Stockholder and its designated representatives (subject to such Designating Stockholder’s obligation to maintain the confidentiality of Confidential Information in accordance with Section 3.3).

3.5 Limitations of Access. Notwithstanding anything to the contrary set forth in this Agreement, (i) any non-voting observer designated or appointed by the Designating Stockholder Representative may be required by the Board (or any committee thereof) or any board of directors or equivalent governing body (or any committee thereof) of any Subsidiary of the Company (each of the foregoing, a “Governing Body”) to leave those portions of any meeting of such Governing Body during which such Governing Body will be receiving or discussing Restricted Information and (ii) the Company and its Subsidiaries shall refrain from providing to the Designating Stockholders, the Designating Stockholder Representative, and a non-voting observer designated or appointed by the Designating Stockholder Representative (whether in connection with any meeting of any Governing Body, in response to a request from such Person or otherwise) any Restricted Information.

ARTICLE IV.

ADDITIONAL COVENANTS

4.1 Pledges or Transfers. Subject to any applicable limitations set forth in the LP Agreement and the Registration Rights Agreement, upon the request of any Designating Stockholder or its Affiliates that wishes to (x) pledge, hypothecate or grant security interests in any or all of the shares of Common Stock or Common Units held by it including to banks or financial institutions as collateral or security for loans, advances or extensions of credit or (y) Transfer any or all of the shares of Common Stock or Common Units held by it, including to third party investors, the Company agrees to cooperate with such Designating Stockholder or its Affiliates, as applicable, in taking any action reasonably necessary to consummate any such pledge, hypothecation, grant or Transfer, including without limitation, delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders), instructing the transfer agent to Transfer any such shares of Common Stock subject to the pledge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends and cooperating in diligence or other matters as may reasonably requested by any Designating Stockholder or its Affiliates, as applicable, in connection with a proposed Transfer.

4.2 Spin-Offs or Split-Offs. In the event that the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Designating Stockholder will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into an information and access agreement with the Designating Stockholders that provides the Designating Stockholders with rights vis-à -vis such NewCo that are substantially identical to those set forth in this Agreement.

4.3 Expense Reimbursement. The Company shall, and shall cause its respective Subsidiaries to, pay directly or reimburse, or cause to be paid directly or reimbursed, the Designating Stockholders and each of their respective Affiliates the actual and reasonable out-of-pocket costs and expenses incurred or accrued by or on behalf the Designating Stockholders and their respective Affiliates in connection with the enforcement of rights or taking of actions relating to (i) this Agreement, (ii) the certificate of incorporation and bylaws (or equivalent documentation) of the Company or its Subsidiaries, including the LP Agreement, or (iii) any registration rights agreements, subscription agreements, stockholders or investor rights agreements, voting agreements or other agreements entered into with the Company or any of its Subsidiaries in connection with direct or indirect investments by the Designating Stockholders or their Affiliates in, or financing by any of them of, the Company or any of its Subsidiaries (subject to any applicable limitations on expense reimbursement rights expressly set forth in such agreements). All payments or reimbursement for such expenses will be made by wire transfer in same-day funds to the bank account designated by the relevant Designating Stockholder or Affiliate thereof promptly upon or as soon as practicable following request for reimbursement and delivery to the Company of any supporting documentation reasonably requested by the Company.

ARTICLE V.

INDEMNIFICATION; LIABILITY INSURANCE

5.1 Indemnification of Designating Stockholders. (a) To the fullest extent permitted by law, the Company will, and will cause its Subsidiaries to, jointly and severally, indemnify and hold each Designating Stockholder, its Affiliates and any of such Designating Stockholder’s or its respective Affiliates’ respective partners, members, stockholders, directors, managers, officers, employees and agents (including any non-voting observer appointed or designated pursuant to this Agreement) of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim by any Person (other than the Company or any of its Subsidiaries) against any Indemnitee (each, an “Action”) arising directly or indirectly out of, or in any way relating to, (i) (x) any actual or alleged fiduciary or similar duties to the Company, any of its Subsidiaries or their respective current or former stockholders arising from such Designating Stockholder’s, or its Affiliates’ ownership of shares of Common Stock or other securities of the Company or any of its Subsidiaries, (y) such Designating Stockholder’s or its Affiliates’ control or ability to influence the Company or any of its Subsidiaries or (z) such Designating Stockholder’s or its Affiliates’ ownership of shares of Common Stock or other securities of the Company or any of its Subsidiaries; provided that the foregoing indemnification rights in this Section 5.1(a) shall not be available to the extent that (1) any such Indemnified Liabilities are incurred as a result of willful misconduct of such Indemnitee; or (2) such Indemnified Liabilities arise out of any breach of this Agreement by such Indemnitee or its Affiliates or other related Persons or the breach of any fiduciary or other duty or obligation of such Indemnitee to its direct or indirect equity holders, creditors or Affiliates or (ii) the business, operations, properties, assets or other rights or liabilities of the Company or any of its Subsidiaries; provided, however, that, if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company will, and will cause its Subsidiaries to, jointly and severally, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For the purposes of this Section 5.1, none of the circumstances described in the limitations contained in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be promptly repaid by such Indemnitee to the Company.

(b) To the fullest extent permitted by law, the Company will, and will cause its Subsidiaries to, jointly and severally, reimburse any Indemnitee for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any Action for which the Indemnitee would be entitled to indemnification under the terms of this Article V, or any action or proceeding arising therefrom, whether or not such Indemnitee is a party thereto. The Company or its Subsidiaries, in the defense of any Action for which an Indemnitee would be entitled to indemnification under the terms of this Article V, may, without the consent of such Indemnitee (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement if and only if it (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Indemnitee of an unconditional release from all liability with respect to such Action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnitee, and provided that any sums payable in connection with such settlement are paid in full by the Company and/or its Subsidiaries.

5.2 Jointly Indemnifiable Claims. The Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause its Subsidiaries to, be fully and primarily responsible for the payment to the Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of (i) the Delaware General Corporation Law, as amended, (ii) the Restated Certificate of Incorporation, (iii) the bylaws, as amended, of the Company, (iv) any director or officer indemnification agreement, (v) this Agreement, (vi) any other agreement between the Company or any Subsidiary and the Indemnitee pursuant to which the Indemnitee is indemnified, (vii) the laws of the jurisdiction of incorporation or organization of any Subsidiary of the Company and/or (viii) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Subsidiary of the Company ((i) through (viii) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any of its Subsidiaries or the insurer under and pursuant to an insurance policy of the Company or any of its Subsidiaries) from whom an Indemnitee may be entitled to indemnification with respect to which, in whole or in part, the Company or any of its Subsidiaries may also have an indemnification obligation (collectively, the “Indemnitee-Related Entities”). Under no circumstance shall the Company or any of its Subsidiaries be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company or any of its Subsidiaries under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) the Company shall, and to the extent applicable shall cause its Subsidiaries to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by the Company and/or any of its Subsidiaries pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnitee against the Company and/or any of its Subsidiaries, as applicable, and (z) the Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Company and Indemnitee agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 5.2, entitled to enforce this Section 5.2 as though each such Indemnitee-Related Entity were a party to this Agreement. The Company shall cause each of its Subsidiaries to perform the terms and obligations of this Section 5.2 as though each such Subsidiary was a party to this Agreement. For purposes of this Section 5.2, the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include any Indemnified Liabilities for which the Indemnitee shall be entitled to indemnification from both (1) the Company and/or any of its Subsidiaries pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

5.3 Non-Exclusive Right. The rights of any Indemnitee to indemnification in this Article V will be in addition to any other rights any such Person may have under any other Section of this Agreement or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the certificate of incorporation or bylaws (or equivalent governing documents) of the Company or any of its Subsidiaries.

5.4 Directors and Officers Insurance. The Company shall use its reasonable best efforts to purchase and maintain a policy or policies of directors’ and officers’ liability insurance which insurance shall cover each member of the Board.

5.5 Other Rights of Observers. Subject to execution of an observer agreement, the Company shall indemnify, exculpate, and reimburse fees and expenses of the non-voting observers (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement, except as shall be modified to be applicable to a non-voting observer).

ARTICLE VI.

GENERAL PROVISIONS

6.1 Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Designating Stockholders, as provided under Section 6.3, and except for Section 3.1 and Section 3.2 hereof, which shall terminate as provided in those Sections, (i) the provisions of Article II shall, with respect to the Designating Stockholder, terminate as provided in the applicable Section of Article II and (ii) the rest of this Agreement, excluding Article VI hereof, will terminate upon the delivery of written notice by the Designating Stockholder Representative to the Company requesting that this Agreement terminate.

6.2 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by facsimile (receipt confirmed) and one (1) Business Day after deposit with a reputable overnight courier service.

The Company’s address is:

Medline Inc.

3 Lakes Drive

Northfield, Illinois 60093

Attention:   Alex Liberman

Email:     [email address]

Each Designating Stockholder’s address is:

Hux Investment Pte. Ltd.

c/o GIC Special Investments Pte. Ltd.

280 Park Avenue, 9th Floor

New York, NY 10017

Attention:   Alex Moskowitz

       Mehul Gaur

Email:     [email addresses]

with a copy (which shall not constitute actual or constructive notice) to:

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, NY 10036

Attention:   Mark E. Thierfelder

       Jon Kim

       Bernardo L. Piereck

Email:     [email addresses]

6.3 Amendment; Waiver.

(a) The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company and the Designating Stockholder Representative.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in in the specific instance in which it is given.

(d) Each Designating Stockholder, in its sole discretion, may withdraw from this Agreement at any time by written notice to the Company. Thereafter, such Designating Stockholder shall cease to be a party to this Agreement, shall have no further rights or obligations hereunder and none of the terms or provisions hereof shall have any continuing force and effect with respect to such Designating Stockholder.

(e) Any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

6.4 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Designating Stockholder being deprived of the rights contemplated by this Agreement.

6.5 Assignment.

(a) The Company may not assign its rights or obligations under this Agreement without the express prior written consent of the Designating Stockholder Representative, and any attempted assignment, without such consent, will be null and void.

(b) Without the consent of the Company, a Designating Stockholder may assign or transfer, in its sole discretion, its rights under this Agreement, in whole or in part, to any Permitted Transferee of Common Stock and/or Units, whereupon such Permitted Transferee shall become a party to this Agreement so long as such Permitted Transferee, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement evidencing its agreement to become a party to and to be bound by certain or all, as applicable, of the provisions of this Agreement as a Designating Stockholder hereunder, whereupon such Permitted Transferee shall be deemed a “Designating Stockholder” hereunder.

(c) Without limiting the terms of Section 6.5(b), without the consent of the Company, a Designating Stockholder may assign or transfer its rights under this Agreement, in whole or in part, to any Transferee of Common Stock and/or Units that is not a Permitted Transferee (a “Block Transferee”) so long as the Designating Stockholder has complied with its obligations under Section 2.11(b) of the Registration Rights Agreement and provided each other party to whom it was so required to provide notice the opportunity to participate in such transfer on a Pro Rata Basis (as defined in the Registration Rights Agreement), whether or not all or any of such other parties elect to actually participate in such transfer. Upon request, the Company agrees to enter into an agreement in form and substance consistent with this Agreement with such Block Transferee evidencing the rights that have been assigned or transferred to such Block Transferee pursuant to this Section 6.5(c), provided that execution of such an agreement by the Company shall not be a condition to such transfer.

6.6 Third Parties. Except as provided for in Article II, Article III and Article IV with respect to any Designating Stockholder, Article V with respect to any Indemnitee or in Section 6.16 with respect to a Non-Recourse Party, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

6.7 Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

6.8 Jurisdiction; Waiver of Jury Trial. Each party hereto hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined in the Delaware Chancery Court, if such court shall not have jurisdiction, any federal court located in the State of Delaware, or, if neither of such courts shall have jurisdiction, any other Delaware state court, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 6.8, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

6.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

6.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

6.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

6.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

6.13 Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, the Designating Stockholder Representative hereunder shall be effective if notice of such vote, consent, approval, designation or action is provided in accordance with Section 6.2 hereof by the Designating Stockholder Representative as of the latest date any such notice is so provided to the Company.

6.14 Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts (including counterparts transmitted electronically in portable document format (pdf), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) with the same effect as if the signatures to each counterpart were upon a single instrument, all of which will be an original and together shall constitute a single instrument. The parties hereto irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

6.15 Effectiveness. This Agreement shall become effective at the effective time prescribed in the Master Reorganization Agreement, dated on or about the date hereof, among the Company, Medline Holdings and the other parties thereto.

6.16 No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no Person who is not a named party to this Agreement, including any past, present or future Affiliate, Portfolio Company, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any named party hereto or any past, present or future Affiliate, Portfolio Company, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability (whether in contract or in tort, in law or in equity, or otherwise based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, this Agreement or the transactions contemplated hereby and each party hereby waives and releases all such liabilities against any such Non-Party Party. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Each Non-Recourse Party is expressly intended as third-party beneficiaries of this Section 6.16. Notwithstanding the foregoing, nothing in this Section 6.16 shall limit any Person’s liability to the extent such Person has committed fraud.

6.17 Potential Conflicts and Competing Activities. The Designating Stockholders and the other Indemnitees shall be entitled to all of the rights and protections provided in Section 3.8 of the LP Agreement (which provision is hereby expressly incorporated into this Agreement for such purpose), mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

MEDLINE INC.

By:	/s/ Alexander M. Liberman
Name:	Alexander M. Liberman
Title:	Chief Legal Officer

DESIGNATING STOCKHOLDER

HUX INVESTMENT PTE. LTD.

By:	/s/ Alex Moskowitz
Name:	Alex Moskowitz
Title:	Authorized Signatory

Schedule A

Information provided pursuant to Section 3.1 shall include, but not be limited to:

•	Monthly financial reporting packages and related excel back-up, including:

•	GAAP and management profits and loss information,

•	Breakdown of organic versus actual sales and gross performance by segment, channel and division,

•	Prime Vendor signing breakdown, and

•	Channel growth by new and existing Prime Vendors as compared to lost Prime Vendors;

•	Quarterly excel bridges including variances to outlook and prior periods;

•	Quarterly balance sheet and cash flow details not captured in the Company’s financial statements;

•	Details regarding key performance metrics;

•	Monthly calls with the Chief Financial Officer of Medline Inc.;

•

Any reports or disclosures provided to the holders of senior notes or loans of Medline Borrower, L.P. pursuant to the applicable notes indenture or credit agreement (or to the holders of any indebtedness incurred in respect of any refinancing of such notes or loans pursuant to the definitive documentation for such refinancing).